Exhibit 99.1
CONSENT OF INDEPENDENT VALUER

We hereby consent to the reference to our name and description of our role in the valuation process of any properties owned by Griffin-American Healthcare REIT II, Inc. (the “Company”) referred to in the Company’s prospectus dated February 14, 2013 (the “Prospectus”) contained in Post-Effective Amendment No. 4 to the Company’s Registration Statement on Form S-11 (SEC File No. 333-181928) in the text under the heading “Plan of Distribution — Determination of Offering Price.”
In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.
/s/ Duff & Phelps, LLC
Duff & Phelps, LLC
August 20, 2013